(d)(14)

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

This EXPENSE LIMITATION AGREEMENT (the “Agreement”), is effective January 1, 2016, by and between Directed Services LLC (the “Investment Manager”) and Voya Partners, Inc. (the “Registrant”).  The Registrant is a series fund investment company, and is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of Registrant set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.

WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company; and

WHEREAS, the Registrant and the Investment Manager desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

WHEREAS, the Registrant and the Investment Manager have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Expense Limitation.

1.1                               Applicable Expense Limit.  To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Investment Manager, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund’s business, and expenses of any counsel or other persons or services retained by such Fund’s directors who are not “interested persons,” as that term is defined in the 1940 Act, of the Investment Manager (the “Fund Operating Expenses”), incurred by a Fund listed on Schedule A during any term of this Agreement (the “Term”) exceed the Operating Expense Limit, as defined in Section 1.2 below, for such Fund for such Term, such excess amount (the “Excess Amount”) shall be the liability of the Investment Manager.  As such, the Investment Manager may waive all or a portion of certain fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense of the Fund shall be as listed on Schedule A.  For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund’s use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

1.2                               Operating Expense Limit.  The Operating Expense Limit in any Term with respect to each Fund shall be the amount specified in Schedule A.

1.3                               Daily Computation.  The Investment Manager shall determine on each business day whether the aggregate Term to date Fund Operating Expenses for any Fund exceed the Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the “Pro-Rated Expense Cap”).  If, on any business day, the aggregate Term to date Fund Operating Expenses for any Fund do not equal the Pro-Rated Expense Cap for that class, the amount of such difference shall be netted against the previous day’s accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

1.4                               Payment.  At the end of each month, the accruals made pursuant to Section 1.3 above shall be netted, and the result shall be remitted by the Investment Manager to a Fund (pursuant to Section 1.1 above) if such netting results in an Excess Amount, and it shall be remitted to the Investment Manager if such netting results in a Recoupment Amount and the Investment Manager is entitled to a Recoupment Amount pursuant to Section 2.1 below.  Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of the Fund in accordance with the terms of the Fund’s Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act.  Any payments made pursuant to Section 1.1 and this Section 1.4 may include waivers of (1) all or a portion of certain fees and/or reimbursements of expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense of the Fund shall be as listed on Schedule A and (2) Fund-level expenses, such as management fees, custodian fees, and other expenses related to the management of the Registrant’s assets which must be allocated proportionately among all classes (but may be waived in different amounts pursuant to the Funds’ Differential Fee Waiver Procedures), and waivers or reimbursements of Class-specific expenses, which may be waived or reimbursed at different amounts for individual classes.  The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund’s advisory fee payable to the Investment Manager.

2.                                      Right to Recoupment.                         If the Investment Manager has made any payments pursuant to Section 1.4 above, including waivers and/or reimbursements of certain fees and/or expenses, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.4 above, the Investment Manager shall be entitled to recoup from a Fund any such investment advisory fees waived or reduced and any such payments made (“Recoupment Amounts”), if (i) on the date of any calculation under Section 1.3, the aggregate Term to date Fund Operating Expenses for any Fund are less than that day’s Pro-Rated Expense Cap for that Fund, and (ii) such Recoupment Amounts have not already been recouped.  Any amounts recouped from a Fund shall be recouped in accordance with the 1940 Act.  Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36 month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3.                                      Term and Termination.  This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time.  Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Director of the Registrant within 90 days of the end of the then current term for that Fund and such termination is approved by the Board of Directors of the Registrant.  In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

4.                                      Miscellaneous.

4.1                               Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2                               Interpretation.  Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant’s articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

4.3                               Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

4.4                               Amendments.  This Agreement, including the applicable expense limits for a Fund as set forth on Schedule A, may be amended only by a written agreement signed by each of the parties hereto and such amendment is approved by the Board of Directors of the Registrant.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

VOYA PARTNERS, INC.		DIRECTED SERVICES LLC

By:	/s/ Kimberly A. Anderson	By:	/s/ Todd Modic
Name:	Kimberly A. Anderson	Name:	Todd Modic
Title:	Senior Vice President	Title:	Senior Vice President

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund(1), (2)	Adviser	Initial	Service	Service 2	T

VY® Fidelity® VIP Contrafund® Portfolio Initial Term Expires May 1, 2013	0.55%	N/A	0.30%	N/A	N/A

VY® Fidelity® VIP Equity-Income Portfolio Initial Term Expires May 1, 2013	0.55%	N/A	0.30%	N/A	N/A

VY® Fidelity® VIP Mid Cap Portfolio Initial Term Expires May 1, 2013	0.55%	N/A	0.30%	N/A	N/A

Voya Index Solution 2015 Portfolio(3),(4)	1.02%	0.52%	0.77%	0.92%	1.22%

Voya Index Solution 2020 Portfolio(3),(4)	1.01%	0.51%	0.76%	0.91%	1.21%

Voya Index Solution 2025 Portfolio(3),(4)	1.01%	0.51%	0.76%	0.91%	1.21%

(1)         This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)         The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

(3)         The maximum operating expense limit includes the acquired fund fees and expenses.

(4)         The expense limits will remain in effect for the following period, whichever is longer: 1) five years after the shareholder approval of the bifurcated advisory fees; or 2) two years after the last tranche of the ING US IPO (now known as Voya Financial, Inc.).

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund(1), (2)	Adviser	Initial	Service	Service 2	T

Voya Index Solution 2030 Portfolio(3),(4)	1.01%	0.51%	0.76%	0.91%	1.21%

Voya Index Solution 2035 Portfolio(3),(4)	1.01%	0.51%	0.76%	0.91%	1.21%

Voya Index Solution 2040 Portfolio(3),(4)	1.00%	0.50%	0.75%	0.90%	1.20%

Voya Index Solution 2045 Portfolio(3),(4)	1.01%	0.51%	0.76%	0.91%	1.21%

Voya Index Solution 2050 Portfolio(3),(4)	1.01%	0.51%	0.76%	0.91%	1.21%

Voya Index Solution 2055 Portfolio(3),(4)	1.01%	0.51%	0.76%	0.91%	1.21%

Voya Index Solution 2060 Portfolio(3) Initial Term Expires May 1, 2017	1.01%	0.51%	0.76%	0.91%	N/A

Voya Index Solution Income Portfolio(3),(4)	1.01%	0.51%	0.76%	0.91%	1.21%

Voya Solution 2015 Portfolio(3),(4)	1.23%	0.73%	0.98%	1.13%	1.43%

(1)         This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)         The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

(3)         The maximum operating expense limit includes the acquired fund fees and expenses.

(4)         The expense limits will remain in effect for the following period, whichever is longer: 1) five years after the shareholder approval of the bifurcated advisory fees; or 2) two years after the last tranche of the ING US IPO (now known as Voya Financial, Inc.).

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund(1), (2)	Adviser	Initial	Service	Service 2	T

Voya Solution 2020 Portfolio(3),(4)	1.26%	0.76%	1.01%	1.16%	1.46%

Voya Solution 2025 Portfolio(3),(4)	1.30%	0.80%	1.05%	1.20%	1.50%

Voya Solution 2030 Portfolio(3),(4)	1.33%	0.83%	1.08%	1.23%	1.53%

Voya Solution 2035 Portfolio(3),(4)	1.37%	0.87%	1.12%	1.27%	1.57%

Voya Solution 2040 Portfolio(3),(4)	1.38%	0.88%	1.13%	1.28%	1.58%

Voya Solution 2045 Portfolio(3),(4)	1.39%	0.89%	1.14%	1.29%	1.59%

Voya Solution 2050 Portfolio(3),(4)	1.39%	0.89%	1.14%	1.29%	1.59%

Voya Solution 2055 Portfolio(3),(4)	1.39%	0.89%	1.14%	1.29%	1.59%

Voya Solution 2060 Portfolio(3) Initial Term Expires May 1, 2017	1.39%	0.89%	1.14%	1.29%	1.59%

(1)         This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)         The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

(3)         The maximum operating expense limit includes the acquired fund fees and expenses.

(4)         The expense limits will remain in effect for the following period, whichever is longer: 1) five years after the shareholder approval of the bifurcated advisory fees; or 2) two years after the last tranche of the ING US IPO (now knowns as Voya Financial, Inc.).

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund(1), (2)	Adviser	Initial	Service	Service 2	T
Voya Solution Aggressive Portfolio(3) Initial Term Expires May 1, 2015	1.39%	0.89%	1.14%	1.29%	N/A

Voya Solution Balanced Portfolio(3),(4)	1.30%	0.80%	1.05%	1.20%	N/A

Voya Solution Conservative Portfolio(3),(4)	1.16%	0.66%	0.91%	1.06%	N/A

Voya Solution Income Portfolio(3),(4)	1.18%	0.68%	0.93%	1.08%	1.38%

Voya Solution Moderately Aggressive Portfolio(3),(4)	1.38%	0.88%	1.13%	1.28%	N/A

Voya Solution Moderately Conservative Portfolio(3),(4)	1.24%	0.74%	0.99%	1.14%	N/A

/s/ HE
HE

Effective Date: January 1, 2016

(1)         This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)         The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

(3)         The maximum operating expense limit includes the acquired fund fees and expenses.

(4)         The expense limits will remain in effect for the following period, whichever is longer: 1) five years after the shareholder approval of the bifurcated advisory fees; or 2) two years after the last tranche of the ING US IPO (now known as Voya Financial, Inc.).